Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Thursday, July 26, 2018
AMERICAN AIRLINES GROUP REPORTS SECOND-QUARTER 2018 PROFIT
FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its second-quarter results, including these highlights:

•
Reported a second-quarter 2018 pre-tax profit of $769 million, or $1.0 billion excluding net special items[1], and a second-quarter net profit of $566 million, or $757 million excluding net special items

•	Second-quarter 2018 earnings were $1.22 per diluted share, or $1.63 per diluted share excluding net special items

•	Returned $396 million to shareholders, including the repurchase of 8.2 million shares and dividend payments of $46 million

•	Announced changes to Basic Economy so that beginning on September 5, it will include both a personal item and a carry-on bag like other Main Cabin fares

•	Announced deferral of 22 Airbus A321neo deliveries from 2019, 2020 and 2021, lowering aircraft capital expenditures for those years
“This was perhaps the most challenging quarter for the American team since our merger with US Airways in 2013,” said American’s Chairman and CEO Doug Parker. “We had an operational disruption at our PSA Airlines subsidiary that was extremely trying for our customers and our team members; higher fuel prices increased our expenses by more than $700 million versus last year; and our revenues, while increasing, have begun to trail the rate of increase at our largest competitors for the first time since early 2016. Because fuel expenses are expected to increase by more than $2 billion this year, we expect 2018 earnings to be lower than last year.
“These near-term challenges do not dampen our long-term excitement about the future of American Airlines. We are taking aggressive action now to return American to prior profitability levels even at these much higher fuel prices. We are deferring aircraft deliveries and capital expenditures, lowering our 2018 capacity growth and reducing non fuel-related expenses. In addition, we anticipate that our 2019 capacity growth will be lower than our competitors and will be focused in our top-performing hubs at Dallas-Fort Worth and Charlotte. We are confident these actions will return American to both revenue outperformance and earnings growth in 2019 and beyond. As a result, we are very bullish on the future of American Airlines.”

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

Second-Quarter Revenue and Expenses
Pre-tax earnings excluding net special items for the second quarter of 2018 were $1.0 billion, a $593 million decrease from the second quarter of 2017, driven by higher fuel prices.

	GAAP		Non-GAAP[1]
	2Q18	2Q17	2Q18	2Q17
Total operating revenues ($ mil)	$11,643	$11,227	$11,643	$11,227
Total operating expenses ($ mil)	10,615	9,628	10,463	9,425
Operating income ($ mil)	1,028	1,599	1,180	1,802

Pre-tax income ($ mil)	769	1,389	1,001	1,594
Pre-tax margin	6.6%	12.4%	8.6%	14.2%

Net income ($ mil)	566	864	757	1,005

Earnings per diluted share	$1.22	$1.75	$1.63	$2.04
Continued strong demand for air travel drove a 3.7 percent year-over-year increase in second-quarter 2018 total revenue, to a record $11.6 billion. Passenger revenue per available seat mile (PRASM) grew in all geographic regions driven in part by a 6.2 percent increase in the Atlantic region. Cargo revenue was up 19.4 percent to $261 million due primarily to a 9.6 percent increase in volume and an 8.9 percent increase in cargo yield. Other revenue was up 8.1 percent to $708 million due to higher loyalty revenue. Second-quarter total revenue per available seat mile (TRASM) increased by 2.1 percent compared to the second quarter 2017 on a 1.6 percent increase in total available seat miles. This marks the seventh consecutive quarter of positive unit revenue growth and the third quarter in a row where all geographic regions showed PRASM growth on a year-over-year basis.
Despite record revenue, the improvement was outpaced by significantly higher year-over-year fuel prices. Total second-quarter 2018 operating expenses were $10.6 billion, up 10.3 percent year-over-year, driven by a 39.6 percent increase in consolidated fuel expense. Had fuel prices remained unchanged versus the second quarter of 2017, total second quarter 2018 expenses would have been $700 million lower. Total second-quarter 2018 cost per available seat mile (CASM) was 14.56 cents, up 8.5 percent from second-quarter 2017. Excluding fuel and special items, consolidated second-quarter CASM was 10.83 cents, up 2.4 percent year-over-year.
Basic Economy
To make Basic Economy more competitive, American is removing the carry-on bag restriction that is currently part of its domestic and short-haul international Basic Economy fare rules. This change will be effective September 5, for tickets purchased or flown that day. Until then, current Basic Economy fare rules will continue to apply, including the allowance for only one personal item.
“Basic Economy is working well in the markets where we offer it, and we continue to see more than 60 percent of customers buy up to Main Cabin when offered a choice,” said President Robert Isom. “Removing the bag restriction will make Basic Economy more competitive, allowing us to offer this low-fare product to more customers.”
Strategic Objectives
American Airlines is focused on four strategic objectives: Create a World-Class Customer Experience, Make Culture a Competitive Advantage, Ensure Long-Term Financial Strength, and Think Forward, Lead Forward. The company made progress on each of these long-term objectives during the second quarter.

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

Create a World-Class Customer Experience
American is committed to delivering a world-class customer experience by creating value and building trust with customers, driving operational excellence, and strengthening its network, especially where the company has a competitive advantage. During the second quarter, American:

•
Was honored by the Freddie Awards for Best Elite Program in the Americas. This marks the seventh award in that category for American’s AAdvantage program. Introduced in 1988, the Freddies honor both airline and hotel loyalty programs and are based entirely on votes by travelers around the world

•
Added 43 new routes, including seven new stations. This included new seasonal service between Philadelphia and Prague, Czech Republic (PRG), and Budapest, Hungary (BUD), between Chicago and Venice, Italy (VCE) and between Dallas-Fort Worth and Reykjavik-Keflavik, Iceland (KEF)

•
Finished satellite Wi-Fi installation on the company’s widebody and international Boeing 757 fleet. American now has international Wi-Fi on all 150 widebody aircraft and 24 international Boeing 757s. Installation of high-speed satellite-based Wi-Fi continues on domestic mainline narrowbody aircraft, bringing the living room experience to more of the fleet

•	Expanded Basic Economy throughout the trans-Atlantic network, giving customers a new option for the lowest fares on American and its Atlantic joint business partners

•
Began accepting credit cards for on-board purchases on American Eagle flights. This is part of a larger effort to make the customer experience consistent across regional and mainline flights, including adding Wi-Fi and meal service on more regional aircraft

Make Culture a Competitive Advantage
American is creating an environment that cares for frontline team members, provides competitive pay, and equips its team with the right tools to support its customers. During the second quarter, American:

•	Accrued $63 million for the 2018 profit sharing program, bringing the year-to-date total to $92 million

•
Rolled out implicit bias training, with web-based instruction taking place now and in-person training ready by the end of the year. This is part of ongoing work that includes engaging an independent firm to assess American's policies and procedures to ensure the company is working toward the inclusive environment customers and team members deserve

•
Held “Elevate, One Connected Team” training sessions for almost 32,000 team members during the first half of the year. Also completed “Inspire like a Leader” training for 2,000 of the company’s managers, a two-day course that equips leaders with the tools to listen better and inspire and motivate their teams

•	Awarded more than $3.4 million through recognition programs that reward team members for excellent customer service, operational performance and helping their coworkers

•	Celebrated National Aviation Maintenance Technician Day on May 24 and Flight Attendant Appreciation Day on May 31

•	Awarded more than $925,000 in 2018 scholarships to 345 children of team members through the American Airlines Education Foundation

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

Ensure Long-Term Financial Strength
American is focused on capturing the efficiencies created by the merger, delivering on its earnings potential, and creating value for its owners. In the second quarter, American:

•
Returned $396 million to shareholders through share repurchases and dividends, bringing the total since mid-2014 to $12.3 billion. These repurchases have reduced the share count by 39 percent to 460.5 million shares as of June 30, 2018. As of that date, the company had $1.7 billion remaining of its current $2.0 billion share repurchase authorization[2]

•	Completed a number of financial transactions, including paying off $500 million of unsecured notes and re-pricing and extending the company's $1.8 billion South American credit facility

•	Took delivery of one new Boeing 787-9 Dreamliner and four 737 MAX 8s

•	On July 26, 2018, declared a dividend of $0.10 per share, to be paid on August 21, 2018, to stockholders of record as of August 7, 2018
Think Forward, Lead Forward
American is committed to re-establishing itself as an industry leader by creating an action-oriented culture that moves quickly to bring products to market, embraces technological change, and quickly seizes upon new opportunities for its network and product. In the second quarter, American:

•
Completed the migration of the last of 20 applications that have been moved to the cloud over the past year, including portions of aa.com - one of American’s most mission-critical systems. Cloud technology allows for more rapid procurement of infrastructure as well as system development, which allows greater speed and flexibility in meeting business objectives. American’s Dynamic Rebooking system, which gives customers multiple alternative options in the event of a flight cancellation, continues rapid enhancement cycles as a result of its cloud technology foundation

•
Ordered 15 new Bombardier CRJ900s and 15 new Embraer E175s. These comfortable 76-seat aircraft allow American to put the right aircraft in the right markets and deliver a customer experience that is consistent with the mainline

•
Partnered with three leading flight schools and Discover Student Loans to create the American Airlines Cadet Academy. The Cadet Academy is designed to assist prospective pilots with a defined career path that eliminates the complexity and uncertainty traditionally associated with flight training certification by providing a path to an aviation career and financing to achieve it

Guidance and Investor Update
American recently reached an agreement with Airbus to defer delivery of 22 A321neos that were previously scheduled for delivery in 2019, 2020 and 2021 to extend deliveries and spread out the associated capital expenditures. These changes are expected to reduce planned capex by approximately $1.2 billion over the next three years. The company’s first A321neo is still scheduled for delivery in early 2019. Other changes to the fleet plan, including the impact of the company’s previously announced order of large regional jets, are detailed in the company’s investor update filed with the Securities Exchange Commission (SEC) this morning.
As American continues to optimize its network, the company is lowering its third-quarter capacity growth rate by approximately 0.6 percentage points and its fourth-quarter capacity growth by approximately 1.0 percentage point from its previous guidance. The company now expects its third-quarter capacity to be up approximately 3.3 percent, fourth-quarter capacity to be up approximately 1.6 percent, and full-year capacity to be up approximately 2.2 percent year-over-year.
Due to the success of the One Airline efficiency project that was outlined at its media and investor day, American is lowering its third- and fourth-quarter non-fuel cost outlook. The company now anticipates that

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

its cost per available seat mile excluding fuel and special items (CASM-ex) will be up approximately 1.0 percent in the third quarter, and approximately flat in the fourth quarter. As a result, full year 2018 CASM-ex is expected to increase by approximately 1.5 percent year-over-year, which is 0.5 points lower than its previous guidance.
American expects its third-quarter 2018 TRASM to increase approximately 1.0 to 3.0 percent year-over-year. The company also expects its third-quarter 2018 pre-tax margin excluding special items to be between 5.0 and 7.0 percent.3 Based on today’s guidance, American now expects its 2018 diluted earnings per share excluding net special items to be between $4.50 and $5.00.3
For additional financial forecasting detail, please refer to the company’s investor update, filed with this release with the SEC on Form 8-K. This filing will be available at aa.com/investorrelations.
Conference Call / Webcast Details
The company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through August 26.
Notes

1.
In the second quarter, the company recognized $232 million in net special items before the effect of income taxes. Second quarter special items principally included $83 million of fleet restructuring expenses, $60 million of merger integration expenses, a $26 million non-cash charge to write-off the company’s Brazil route authority intangible asset as a result of ratification of the U.S.-Brazil Open Skies agreement, offset in part by a $57 million net credit resulting from mark-to-market adjustments on bankruptcy obligations. The company also recognized nonoperating special items totaling $80 million. These special items principally consisted of $66 million of mark-to-market unrealized losses primarily on the company’s equity investment in China Southern Airlines, and $14 million of costs associated with debt refinancings and extinguishments. See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

2.
Share repurchases under the buyback program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. The program does not obligate the company to repurchase any specific number of shares or continue a dividend for any fixed period, and may be suspended at any time at the company's discretion.

3.	American is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.
About American Airlines Group
American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

Cautionary Statement Regarding Forward-Looking Statements and Information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about our plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in our other filings with the Securities and Exchange Commission. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended June 30,		Percent Change	6 Months Ended June 30,		Percent Change
	2018	2017 (1)		2018	2017 (1)
Operating revenues:
Passenger	$10,674	$10,353	3.1	$20,154	$19,350	4.2
Cargo	261	219	19.4	488	410	19.1
Other	708	655	8.1	1,402	1,287	9.0
Total operating revenues	11,643	11,227	3.7	22,044	21,047	4.7
Operating expenses:
Aircraft fuel and related taxes	2,103	1,510	39.3	3,866	2,912	32.8
Salaries, wages and benefits	3,093	3,037	1.8	6,111	5,898	3.6
Regional expenses:
Fuel	465	329	41.1	863	648	33.2
Other	1,328	1,291	2.8	2,627	2,546	3.2
Maintenance, materials and repairs	505	495	2.0	973	987	(1.4)
Other rent and landing fees	490	452	8.3	952	892	6.6
Aircraft rent	305	294	3.6	609	589	3.4
Selling expenses	385	376	2.6	742	694	6.9
Depreciation and amortization	463	418	10.9	908	822	10.5
Special items, net	152	202	(24.5)	347	320	8.5
Other	1,326	1,224	8.4	2,587	2,403	7.6
Total operating expenses	10,615	9,628	10.3	20,585	18,711	10.0
Operating income	1,028	1,599	(35.7)	1,459	2,336	(37.5)
Nonoperating income (expense):
Interest income	30	24	29.3	55	45	22.7
Interest expense, net	(266)	(263)	1.0	(530)	(520)	2.0
Other income (expense), net	(23)	29	nm	58	63	(7.6)
Total nonoperating expense, net	(259)	(210)	23.1	(417)	(412)	1.2
Income before income taxes	769	1,389	(44.7)	1,042	1,924	(45.8)
Income tax provision	203	525	(61.4)	289	720	(59.8)
Net income	$566	$864	(34.5)	$753	$1,204	(37.5)

Earnings per common share:
Basic	$1.22	$1.76		$1.61	$2.42
Diluted	$1.22	$1.75		$1.60	$2.41
Weighted average shares outstanding (in thousands):
Basic	463,533	490,818		467,915	497,360
Diluted	464,618	492,965		469,608	500,381

(1)
On January 1, 2018, the Company adopted two new Accounting Standard Updates (ASUs): ASU 2014-09: Revenue from Contracts with Customers (the "New Revenue Standard") and ASU 2017-07: Compensation - Retirement Benefits (the "New Retirement Standard"). In accordance with the transition provisions of these new standards, the Company has recast its 2017 financial information to reflect the effects of adoption. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its second quarter 2018 Form 10-Q filed on July 26, 2018.

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

American Airlines Group Inc.
Consolidated Operating Statistics
(Unaudited)

	3 Months Ended June 30,		Change		6 Months Ended June 30,		Change
	2018	2017 (1)			2018	2017 (1)
Mainline
Revenue passenger miles (millions)	54,118	53,177	1.8%		101,126	98,388	2.8%
Available seat miles (ASM) (millions)	64,452	63,520	1.5%		122,416	120,083	1.9%
Passenger load factor (percent)	84.0	83.7	0.3	pts	82.6	81.9	0.7	pts
Passenger enplanements (thousands)	38,574	37,767	2.1%		73,414	71,522	2.6%
Departures (thousands)	280	278	0.7%		543	541	0.4%
Aircraft at end of period	955	956	(0.1)%		955	956	(0.1)%
Block hours (thousands)	900	896	0.5%		1,731	1,715	0.9%
Average stage length (miles)	1,254	1,254	0.1%		1,236	1,228	0.7%
Fuel consumption (gallons in millions)	944	934	1.1%		1,789	1,766	1.3%
Average aircraft fuel price including related taxes (dollars per gallon)	2.23	1.62	37.8%		2.16	1.65	31.1%
Full-time equivalent employees at end of period	106,600	106,100	0.5%		106,600	106,100	0.5%

Regional (2)
Revenue passenger miles (millions)	6,661	6,387	4.3%		12,599	12,160	3.6%
Available seat miles (millions)	8,441	8,223	2.7%		16,301	16,000	1.9%
Passenger load factor (percent)	78.9	77.7	1.2	pts	77.3	76.0	1.3	pts
Passenger enplanements (thousands)	14,486	14,049	3.1%		27,272	26,654	2.3%
Aircraft at end of period	604	627	(3.7)%		604	627	(3.7)%
Fuel consumption (gallons in millions)	203	195	4.0%		388	377	2.9%
Average aircraft fuel price including related taxes (dollars per gallon)	2.29	1.69	35.7%		2.22	1.72	29.4%
Full-time equivalent employees at end of period (3)	25,000	22,200	12.6%		25,000	22,200	12.6%

Total Mainline & Regional
Revenue passenger miles (millions)	60,779	59,564	2.0%		113,725	110,548	2.9%
Available seat miles (millions)	72,893	71,743	1.6%		138,717	136,083	1.9%
Passenger load factor (percent)	83.4	83.0	0.4	pts	82.0	81.2	0.8	pts
Yield (cents)	17.56	17.38	1.0%		17.72	17.50	1.2%
Passenger revenue per ASM (cents)	14.64	14.43	1.5%		14.53	14.22	2.2%
Total revenue per ASM (cents)	15.97	15.65	2.1%		15.89	15.47	2.8%
Cargo ton miles (millions)	768	701	9.6%		1,455	1,321	10.2%
Cargo yield per ton mile (cents)	34.00	31.21	8.9%		33.54	31.03	8.1%
Passenger enplanements (thousands)	53,060	51,816	2.4%		100,686	98,176	2.6%
Aircraft at end of period	1,559	1,583	(1.5)%		1,559	1,583	(1.5)%
Fuel consumption (gallons in millions)	1,147	1,129	1.6%		2,177	2,143	1.6%
Average aircraft fuel price including related taxes (dollars per gallon)	2.24	1.63	37.5%		2.17	1.66	30.8%
Full-time equivalent employees at end of period	131,600	128,300	2.6%		131,600	128,300	2.6%
Operating cost per ASM (cents)	14.56	13.42	8.5%		14.84	13.75	7.9%
Operating cost per ASM excluding special items (cents)	14.35	13.14	9.3%		14.59	13.51	8.0%
Operating cost per ASM excluding special items and fuel (cents)	10.83	10.57	2.4%		11.18	10.90	2.6%

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its second quarter 2018 Form 10-Q filed on July 26, 2018.

(2)	Regional includes wholly owned regional airline subsidiaries and operating results from capacity purchase carriers.

(3)	Regional full-time equivalent employees only include our wholly owned regional airline subsidiaries.
Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended June 30,				6 Months Ended June 30,
	2018	2017 (1)	Change		2018	2017 (1)	Change
Domestic
Revenue passenger miles (millions)	40,067	39,166	2.3%		76,328	74,469	2.5%
Available seat miles (ASM) (millions)	46,817	46,315	1.1%		90,709	89,897	0.9%
Passenger load factor (percent)	85.6	84.6	1.0	pts	84.1	82.8	1.3	pts
Passenger revenue (dollars in millions)	7,685	7,578	1.4%		14,648	14,359	2.0%
Yield (cents)	19.18	19.35	(0.9)%		19.19	19.28	(0.5)%
Passenger revenue per ASM (cents)	16.41	16.36	0.3%		16.15	15.97	1.1%

Latin America
Revenue passenger miles (millions)	7,903	7,592	4.1%		15,988	15,082	6.0%
Available seat miles (millions)	9,894	9,739	1.6%		20,133	19,513	3.2%
Passenger load factor (percent)	79.9	78.0	1.9	pts	79.4	77.3	2.1	pts
Passenger revenue (dollars in millions)	1,284	1,209	6.2%		2,729	2,440	11.8%
Yield (cents)	16.25	15.92	2.1%		17.07	16.18	5.5%
Passenger revenue per ASM (cents)	12.98	12.41	4.6%		13.55	12.50	8.4%

Atlantic
Revenue passenger miles (millions)	8,855	8,849	0.1%		13,521	13,349	1.3%
Available seat miles (millions)	11,306	10,927	3.5%		18,052	17,342	4.1%
Passenger load factor (percent)	78.3	81.0	(2.7	)pts	74.9	77.0	(2.1	)pts
Passenger revenue (dollars in millions)	1,298	1,182	9.8%		1,967	1,806	8.9%
Yield (cents)	14.66	13.36	9.8%		14.55	13.53	7.5%
Passenger revenue per ASM (cents)	11.48	10.82	6.2%		10.90	10.41	4.6%

Pacific
Revenue passenger miles (millions)	3,954	3,957	(0.1)%		7,888	7,647	3.2%
Available seat miles (millions)	4,876	4,762	2.4%		9,823	9,331	5.3%
Passenger load factor (percent)	81.1	83.1	(2.0	)pts	80.3	82.0	(1.7	)pts
Passenger revenue (dollars in millions)	407	384	6.1%		810	745	8.7%
Yield (cents)	10.29	9.70	6.1%		10.27	9.74	5.4%
Passenger revenue per ASM (cents)	8.35	8.06	3.6%		8.25	7.99	3.3%

Total International
Revenue passenger miles (millions)	20,712	20,398	1.5%		37,397	36,078	3.7%
Available seat miles (millions)	26,076	25,428	2.5%		48,008	46,186	3.9%
Passenger load factor (percent)	79.4	80.2	(0.8	)pts	77.9	78.1	(0.2	)pts
Passenger revenue (dollars in millions)	2,989	2,775	7.7%		5,506	4,991	10.3%
Yield (cents)	14.43	13.60	6.1%		14.72	13.83	6.4%
Passenger revenue per ASM (cents)	11.46	10.91	5.1%		11.47	10.81	6.1%

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its second quarter 2018 Form 10-Q filed on July 26, 2018.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the “Company”) sometimes uses financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The Company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The Company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Special Items (non-GAAP measure)

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Special Items (non-GAAP measure)

•	Net Income (GAAP measure) to Net Income Excluding Special Items (non-GAAP measure)

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Special Items (non-GAAP measure)

•	Operating Income (GAAP measure) to Operating Income Excluding Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the Company's current operating performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the Company’s core operating performance.
Additionally, the tables below present the reconciliations of total operating costs (GAAP measure) to total operating costs excluding special items and fuel (non-GAAP measure). Management uses total operating costs excluding special items and fuel to evaluate the Company's current operating performance and for period-to-period comparisons. The price of fuel, over which the Company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and special items allows management an additional tool to better understand and analyze the Company’s non-fuel costs and core operating performance.

Reconciliation of Pre-Tax Income Excluding Special Items	3 Months Ended June 30,		Percent Change	6 Months Ended June 30,		Percent Change
	2018	2017 (1)		2018	2017 (1)
	(in millions, except per share amounts)			(in millions, except per share amounts)
Pre-tax income as reported	$769	$1,389		$1,042	$1,924
Pre-tax special items:
Special items, net (2)	152	202		347	320
Regional operating special items, net	—	1		—	4
Nonoperating special items, net (3)	80	2		80	7
Total pre-tax special items	232	205		427	331
Pre-tax income excluding special items	$1,001	$1,594	-37%	$1,469	$2,255	-35%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$769	$1,389		$1,042	$1,924
Total operating revenues as reported	$11,643	$11,227		$22,044	$21,047
Pre-tax margin	6.6%	12.4%		4.7%	9.1%

Calculation of Pre-Tax Margin Excluding Special Items
Pre-tax income excluding special items	$1,001	$1,594		$1,469	$2,255
Total operating revenues as reported	$11,643	$11,227		$22,044	$21,047
Pre-tax margin excluding special items	8.6%	14.2%		6.7%	10.7%

Reconciliation of Net Income Excluding Special Items
Net income as reported	$566	$864		$753	$1,204
Special items:
Total pre-tax special items (2)	232	205		427	331
Income tax special items (4)	18	—		40	—
Net tax effect of special items	(59)	(64)		(106)	(116)
Net income excluding special items	$757	$1,005	-25%	$1,114	$1,419	-22%

Reconciliation of Basic and Diluted Earnings Per Share Excluding Special Items
Net income excluding special items	$757	$1,005		$1,114	$1,419
Shares used for computation (in thousands):
Basic	463,533	490,818		467,915	497,360
Diluted	464,618	492,965		469,608	500,381
Earnings per share excluding special items:
Basic	$1.63	$2.05		$2.38	$2.85
Diluted	$1.63	$2.04		$2.37	$2.84

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

Reconciliation of Operating Income Excluding Special Items	3 Months Ended June 30,		6 Months Ended June 30,
	2018	2017 (1)	2018	2017 (1)
	(in millions)		(in millions)
Operating income as reported	$1,028	$1,599	$1,459	$2,336
Special items:
Special items, net (2)	152	202	347	320
Regional operating special items, net	—	1	—	4
Operating income excluding special items	$1,180	$1,802	$1,806	$2,660

Reconciliation of Total Operating Cost per ASM Excluding Special Items and Fuel	3 Months Ended June 30,		6 Months Ended June 30,
	2018	2017 (1)	2018	2017 (1)
	(in millions)		(in millions)
Total operating expenses as reported	$10,615	$9,628	$20,585	$18,711
Special items:
Special items, net (2)	(152)	(202)	(347)	(320)
Regional operating special items, net	—	(1)	—	(4)
Total operating expenses, excluding special items	10,463	9,425	20,238	18,387
Fuel:
Aircraft fuel and related taxes - mainline	(2,103)	(1,510)	(3,866)	(2,912)
Aircraft fuel and related taxes - regional	(465)	(329)	(863)	(648)
Total operating expenses, excluding special items and fuel	$7,895	$7,586	$15,509	$14,827
	(in cents)		(in cents)
Total operating expenses per ASM as reported	14.56	13.42	14.84	13.75
Special items per ASM:
Special items, net (2)	(0.21)	(0.28)	(0.25)	(0.24)
Total operating expenses per ASM, excluding special items	14.35	13.14	14.59	13.51
Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.89)	(2.10)	(2.79)	(2.14)
Aircraft fuel and related taxes - regional	(0.64)	(0.46)	(0.62)	(0.48)
Total operating expenses per ASM, excluding special items and fuel	10.83	10.57	11.18	10.90
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its second quarter 2018 Form 10-Q filed on July 26, 2018.

(2)
The 2018 second quarter mainline operating special items totaled a net charge of $152 million, which principally included $83 million of fleet restructuring expenses, $60 million of merger integration expenses, a $26 million non-cash charge to write-off the Company’s Brazil route authority intangible asset as a result of ratification of the U.S.-Brazil open skies agreement, offset in part by a $57 million net credit resulting from mark-to-market adjustments on bankruptcy obligations. The 2018 six month period mainline operating special items totaled $347 million, which principally included $166 million of fleet restructuring expenses, $120 million of merger integration expenses, a $45 million litigation settlement and the $26 million non-cash Brazil route impairment charge mentioned above, offset in part by a $56 million net credit resulting from mark-to-market adjustments on bankruptcy obligations.

The 2017 second quarter mainline operating special items totaled a net charge of $202 million, which principally included $68 million of merger integration expenses, $48 million of fleet restructuring expenses, $45 million of labor contract expenses primarily due to one-time charges to adjust the vacation accruals for pilots and flight attendants as a result of the mid-contract pay rate adjustments and a $38 million net charge resulting from mark-to-market adjustments on bankruptcy obligations. The 2017 six month period mainline operating special items totaled a net charge of $320 million, which principally included $130 million of merger integration expenses, $111 million of fleet restructuring expenses, $45 million for the labor contract expenses described above and a $20 million net charge resulting from mark-to-market adjustments on bankruptcy obligations.
Fleet restructuring expenses principally included the acceleration of depreciation and impairments for aircraft and related equipment grounded or expected to be grounded earlier than planned. Merger integration expenses included costs associated with remaining integration projects, principally the Company's flight attendant, human resources, payroll and technical operations integrations.

(3)
The 2018 second quarter and six month period nonoperating special items primarily included $66 million of mark-to-market unrealized losses primarily on the Company's equity investment in China Southern Airlines and $14 million of costs associated with debt refinancings and extinguishments.

(4)
Income tax special items for the 2018 second quarter included an $18 million charge related to an international income tax matter. In addition to this charge, the 2018 six month period included a $22 million charge to income tax expense to establish a required valuation allowance related to the Company's estimated refund for Alternative Minimum Tax (AMT) credits.

American Airlines Group Reports Second-Quarter 2018 Profit
July 26, 2018

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions)

	June 30, 2018	December 31, 2017 (1)
	(unaudited)
Assets
Current assets
Cash	$293	$295
Short-term investments	4,381	4,771
Restricted cash and short-term investments	183	318
Accounts receivable, net	1,941	1,752
Aircraft fuel, spare parts and supplies, net	1,522	1,359
Prepaid expenses and other	856	651
Total current assets	9,176	9,146
Operating property and equipment
Flight equipment	40,854	40,318
Ground property and equipment	8,903	8,267
Equipment purchase deposits	1,392	1,217
Total property and equipment, at cost	51,149	49,802
Less accumulated depreciation and amortization	(16,725)	(15,646)
Total property and equipment, net	34,424	34,156
Other assets
Goodwill	4,091	4,091
Intangibles, net	2,157	2,203
Deferred tax asset	1,399	1,816
Other assets	1,375	1,373
Total other assets	9,022	9,483
Total assets	$52,622	$52,785

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Current maturities of long-term debt and capital leases	$2,213	$2,554
Accounts payable	2,053	1,688
Accrued salaries and wages	1,299	1,672
Air traffic liability	5,512	4,042
Loyalty program liability	3,191	3,121
Other accrued liabilities	2,401	2,281
Total current liabilities	16,669	15,358
Noncurrent liabilities
Long-term debt and capital leases, net of current maturities	21,863	22,511
Pension and postretirement benefits	7,118	7,497
Loyalty program liability	5,484	5,701
Other liabilities	2,357	2,498
Total noncurrent liabilities	36,822	38,207
Stockholders' equity (deficit)
Common stock	5	5
Additional paid-in capital	4,923	5,714
Accumulated other comprehensive loss	(5,187)	(5,154)
Accumulated deficit	(610)	(1,345)
Total stockholders' deficit	(869)	(780)
Total liabilities and stockholders’ equity (deficit)	$52,622	$52,785

(1)
As previously discussed, on January 1, 2018, the Company adopted the New Revenue Standard and the New Retirement Standard. For additional information, see Note 1(b) to AAG's Condensed Consolidated Financial Statements in Part I, Item 1A of its second quarter 2018 Form 10-Q filed on July 26, 2018.